As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0029027
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5800 Corporate Drive

Pittsburgh, PA 15237

(412) 837-5300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William W. Smith, Jr.

Chief Executive Officer

Smith Micro Software, Inc.

120 Vantis, Suite 350

Aliso Viejo, CA 92656

(949) 362-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Novosel, Esq.

Jennifer R. Minter, Esq.

Buchanan Ingersoll & Rooney PC

Union Trust Building

501 Grant Street, Suite 200

Pittsburgh, PA 15219

(412) 562-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share (3)	1,460,131	$5.16	$7,534,275.96	$821.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the $5.23 (high) and $5.09 (low) sale prices as reported on the NASDAQ Capital Market on June 21, 2021, which date is within five business days prior to filing this Registration Statement.

(3)	Represents shares of common stock offered by the selling stockholder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 25, 2021

1,460,131 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 1,460,131 shares of common stock of Smith Micro Software, Inc. by the selling stockholder identified herein, which were issued to the selling stockholder as partial consideration in connection with our acquisition of substantially all the assets, and certain specified liabilities, of the selling stockholder’s Family Safety Mobile business.

The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices as set forth under “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholder. We will pay the expenses of registering these shares.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SMSI.” On June 24, 2021, the last reported sale price of our common stock on the NASDAQ Capital Market was $5.39.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021

You may only rely on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with information that differs from what is contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus, particularly the risks of investing in our securities discussed under “Risk Factors” and including the documents incorporated by reference before deciding to invest in our common stock.  The terms “Smith Micro,” “the Company,” “we,” “us,” or “our” in this prospectus refer to Smith Micro Software, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” or the negative of such terms or other similar expressions. For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry developments, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Many of these risks and uncertainties are set forth in the “Risk Factors” section of this prospectus and in our other filings with the Securities and Exchange Commission (the “Commission”). Should any of these factors or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, the following:

•	our customer concentration given that the majority of our sales currently depend on a few large client relationships;
•	our ability to establish and maintain strategic relationships with our customers and mobile device manufacturers;
•	our ability to hire and retain key personnel;
•	the possibility of security and privacy breaches in our systems damaging client relations and inhibiting our ability to grow;
•	failure to realize the expected benefits of recent asset acquisitions;
•	interruptions or delays in the services we provide from our data center hosting facilities that could harm our business;
•

our dependency upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers and device manufacturers;

•	the existence of undetected software defects in our products;
•	intense competition in our industry and the core vertical markets in which we operate, and our ability to successfully compete;
•	the impact of the COVID-19 pandemic on our business and financial results;
•	rapid technological evolution and resulting changes in demand for our products from our key customers and their end users;

•	the risks inherent with international operations;
•	the impact of evolving information security and data privacy laws on our business and industry;
•	the impact of U.S. regulations on our business and industry;
•	our ability to protect our intellectual property and our ability to operate our business without infringing on the rights of others;
•	the risk of being delisted from NASDAQ if we fail to meet any of its applicable listing requirements;
•	our ability to raise additional capital and the risk of such capital not being available to us at commercially reasonable terms or at all;
•	our ability to remain profitable;
•	our ability to remain a going concern;
•	changes in our operating income due to shifts in our sales mix and variability in our operating expenses;
•	our ability to assimilate acquisitions without diverting management attention and impacting current operations;
•	the availability of third-party intellectual property and licenses needed for our operations on commercially reasonable terms, or at all;
•

the difficulty of predicting our quarterly revenues and operating results and the chance of such revenues and results falling below analyst or investor expectations, which could cause the price of our common stock to fall; and

•	those additional factors which are listed under the caption “Risk Factors” beginning on page [8] of this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

OUR COMPANY

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless and cable service providers around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, we strive to enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. Our portfolio includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, retail content display optimization and performance analytics on any product set.

We continue to innovate and evolve our business to respond to industry trends and maximize opportunities in emerging markets, such as digital lifestyle services and online safety, “Big Data” analytics, automotive telematics, and the consumer IoT marketplace. The key to our longevity, however, is not simply technological innovation, but our never-ending focus on understanding our customers’ needs and delivering value.

Business Segments

We currently have one reportable operating segment: Wireless.

The wireless industry continues to undergo rapid change on all fronts as connected devices, mobile applications, and digital content are consumed by users who want information, high-speed wireless connectivity and entertainment, anytime, anywhere. While most of us think about being “connected” in terms of computers, tablets and smartphones, the consumer IoT market is creating a world where almost anything can be connected to the wireless internet. Wearable devices such as smartwatches, fitness trackers, pet trackers and GPS locators, as well as smart home devices, are now commonplace, enabling people, pets and things to be connected to the “Internet of Everything.” These devices have created an entire ecosystem of over-the-top (“OTT”) apps, while expanding how communication service providers can provide value to mobile consumers.

Although there are numerous business opportunities associated with pervasive connectivity, there are numerous challenges, including:

•

The average age by which most children use smartphones and other connected devices continues to decrease. As such, parents and guardians must be proactive in managing and combating digital lifestyle problems such as excess screen time, cyberbullying, and online safety;

•	Complexity, congestion, and spectrum scarcity plague wireless networks, making it difficult and expensive to satisfy the demand for mobile services by consumers and businesses;
•	As IoT use cases continue to proliferate and scale, management complexity, security and interoperability must be addressed efficiently and correctly;
•

Mobile network operators (“MNOs”) are being marginalized by messaging applications, and face growing competitive pressure from cable multiple system operators (“MSOs”) and others deploying Wi-Fi networks to attract mobile users;

•	Enterprises face increasing pressure to mobilize workforces, operations, and customer engagement, but lack the expertise and technologies needed to leverage mobile securely and cost-effectively;
•	Consumers seek simpler network access and more personalized mobile experiences, while simultaneously demanding faster, cheaper, and more secure wireless services.

To address these challenges, Smith Micro offers multi-platform, modular solutions below.

Products

SafePath®    – Comprised of SafePath Family, SafePath IoT, and SafePath Home, the SafePath product suite provides comprehensive and easy-to-use tools to protect digital lifestyles and manage connected devices both inside and outside the home. As a carrier-grade, white-label platform, SafePath empowers wireless service providers and cable operators to bring to market full-featured, on-brand family safety solutions that provide in-demand services to mobile subscribers such as location tracking, parental controls, and driver safety functionality. Delivered to end-users as value-added services, SafePath-based solutions activate new revenue streams for wireless service providers while helping to increase brand affinity and reduce subscriber churn.

CommSuite®    – The CommSuite premium messaging platform helps mobile service providers deliver a next-generation voicemail experience to mobile subscribers, while monetizing a legacy cost-center. CommSuite Visual Voicemail (“VVM”) quickly and easily allows users to manage voice messages just like email or SMS with reply, forwarding and social sharing options. CommSuite also enables multi-language Voice-to-Text (“VTT”) transcription messaging, which facilitates convenient message consumption for users by reading versus listening. CommSuite is installed on more than 10 million mobile handsets and is available to both postpaid premium subscribers as well as prepaid subscribers.

ViewSpot®    – Our retail display management platform provides wireless carriers and retailers with a way to bring powerful on-screen, interactive demos to life. These engaging demo experiences deliver consistent, secure and targeted content that can be centrally managed and updated via ViewSpot Studio. With the feature set provided by ViewSpot, wireless carriers and other smartphone retailers can easily customize and optimize the content loops displayed on demo devices so that it resonates with in-store shoppers. In 2020, ViewSpot was enhanced with new capabilities that enable consumers to navigate demo experiences in a touchless manner. This touchless functionality helps wireless carriers deliver in-store shopping experiences that are more aligned with current consumer expectations. The ViewSpot platform also offers powerful analytics capabilities that provide carriers with valuable insights into their consumer base and its buying behavior as well as their overall retail operations.

Legacy Graphics Business

During fiscal 2020, we continued the process of winding down non-core product lines that began in fiscal 2019. As part of this effort, we sold our Moho and Motion Artist animation software products in December 2020.

For 35 years, Smith Micro has provided software solutions for global businesses, evolving with the Telecom industry through the Internet age. Today, the Company develops wireless standards-based software that is extensible, interoperable, scalable, and proven to meet the most dynamic and demanding mobile environments.

Marketing and Sales Strategy

Because of our broad product portfolio, deep integration experience and flexible business models, we can quickly bring to market innovative solutions that support our customers’ needs to create new revenue opportunities and differentiate their products and services from their competitors.

Our marketing and sales strategy is as follows:

Leverage Operator Relationships. We continue to capitalize on our strong relationships with the world’s leading MNOs and MSOs. These customers serve as our primary distribution channel, providing access to hundreds of millions of end-users around the world.

Focus on High-Growth Markets. We continue to focus on providing digital lifestyle solutions, analytics/Big Data solutions, premium messaging services, and visual retail content management solutions.

Expand our Customer Base. In addition to growing our business with current customers, we look to expand our MNO and MSO customers worldwide, as well as to expand into new partnerships as we extend the reach of our product platforms within the connected lifestyle ecosystem.

Key Revenue Contributors

In our Wireless business segment, we sell primarily to large wireless carriers, cable operators, and OEMs, so there are a limited number of actual and potential customers for our current products, resulting in significant customer concentration. Revenues attributable to T-Mobile (and Sprint prior to its merger with T-Mobile) and its affiliates accounted for 81% and 84% of the Company’s total revenues for fiscal years 2020 and 2019, respectively.

On April 1, 2020, Sprint Corporation and T-Mobile (US), Inc. (“T-Mobile”) completed their previously announced merger transaction, with the combined company continuing to operate as T-Mobile. In connection with the Sprint/T-Mobile merger, on July 1, 2020, the combined company divested certain assets to DISH Network Corporation, including Sprint’s Boost Mobile pre-paid wireless services business (“Boost”). A portion of our solutions sales to Sprint/T-Mobile has historically included sales to Boost. The Company is working with T-Mobile and DISH on future product roadmaps and contract negotiations.

Customer Service and Technical Support

We provide technical support and customer service through our online knowledge base, email, and live chat. OEM customers generally provide their own primary customer support functions and rely on us for support to their technical support personnel.

Product Development

The software industry, particularly the wireless market, is characterized by rapid and frequent changes in technology and user needs. We work closely with industry groups and customers, both current and potential, to help us anticipate changes in technology and determine future customer needs. Software functionality depends upon the capabilities of the related hardware. Accordingly, we maintain engineering relationships with various hardware manufacturers and we develop our software in tandem with their product development. Our engineering relationships with manufacturers, as well as with our major customers, are central to our product development efforts. We remain focused on the development and expansion of our technology, particularly in the wireless space. Our research and development expenditures increased approximately 63% year over year, which is primarily a reflection of additional headcount-related expenses and external contract development costs to support continued product development.

Competition

The markets in which we operate are highly competitive and subject to rapid changes in technology. These conditions create new opportunities for Smith Micro, as well as for our competitors, and we expect new competitors to continue to enter the market. We not only compete with other software vendors for new customer contracts, we also compete to acquire technology and qualified personnel.

We believe that the principal competitive factors affecting the mobile software market include domain expertise, product features, usability, quality, price, customer service, speed to market and effective sales and marketing efforts. Although we believe that our products currently compete favorably with respect to these factors, there can be no assurance that we can maintain our competitive position against current and potential competitors. We also believe that the market for our software products has been and will continue to be characterized by significant price competition. A material reduction in the price we obtain for our products would negatively affect our profitability.

Many of our existing and potential customers have the resources to develop products that compete directly with our products. As such, these customers may opt to discontinue the purchase of our products in the future. Our future performance is therefore substantially dependent upon the extent to which existing customers elect to purchase software from us rather than designing and developing their own software.

Proprietary Rights and Licenses

We protect our intellectual property through a combination of patents, copyrights, trademarks, trade secrets, intellectual property laws, confidentiality procedures and contractual provisions. We have United States and foreign patents and pending patent applications that relate to various aspects of our products and technology. We have also registered, and applied for the registration of, U.S. and international trademarks, service marks, domain names, and copyrights. We will continue to apply for such protections in the future as we deem necessary to protect our intellectual property. We seek to avoid unauthorized use and disclosure of our proprietary intellectual property by requiring employees and third parties with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

Our MNO/MSO customers license our products through software license agreements or access our offerings through software as a service (“SaaS”) agreements. Our license agreements contain restrictions on reverse engineering, duplication, disclosure, and transfer, and our SaaS agreements contain restrictions on access and use.

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop products and technology with the same functionality as our products and technology. Policing unauthorized use of our technology and intellectual property rights is difficult, and we may not be able to detect unauthorized use of our intellectual property rights or take effective steps to enforce our intellectual property rights.

The Avast Family Safety Mobile Acquisition

On April 16, 2021, as previously announced, we consummated transactions pursuant to that certain Membership Interest and Asset Purchase Agreement (the “Purchase Agreement”), with Avast plc, and certain of its subsidiaries, including the selling stockholder, to acquire substantially all of the assets of Avast and its subsidiaries related to its Family Safety Mobile Software business (including application source code, license rights to shared source code, and both ownership and license rights to a patent portfolio) and certain specified assumed liabilities with respect thereto, along with all of the outstanding membership interests of Location Labs, LLC, which comprises Avast’s U.S. carrier business.

The Offering

Common stock offered by selling stockholder	Up to 1,460,131 shares of common stock which we have issued as partial consideration in connection with our acquisition of the selling stockholder’s Family Safety Mobile business.

Common stock outstanding	53,490,121 shares as of June 22, 2021

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

NASDAQ Capital Market symbol	SMSI

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described in our most recent Annual Report on Form 10-K, as amended, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to our Business Operations

We derive a significant portion of our revenues from sales to a concentrated number of clients, and a reduction in sales to any of them may adversely impact our revenues and operating results.

We sell our wireless products and solutions primarily to large wireless carriers, cable operators, and OEMs, so there are a limited number of actual and potential customers for our products, resulting in significant customer concentration. For the year ended December 31, 2020, sales to T-Mobile (and Sprint, prior to its merger with T-Mobile) and its affiliates comprised 81% of our total revenues.

Because of our relatively high customer concentration, a small number of significant customers possess a relative level of pricing and negotiating power over us, enabling them to achieve advantageous pricing and other contractual terms, including the ability to terminate their agreements with us with a limited amount of notice. Any material decrease in our sales to any of these customers would materially affect our revenue and profitability.

On April 1, 2020, Sprint Corporation and T-Mobile completed their previously announced merger transaction, with the combined company continuing to operate as T-Mobile. In the event that the combined company does not elect to continue using the solutions that we currently deliver, or our sales to the combined company materially decrease as compared with our sales to Sprint pre-merger, our revenues and profitability would be materially and adversely affected. In addition and in connection with the Sprint/T-Mobile merger, on July 1, 2020, the combined company divested certain assets to DISH Network Corporation, including Sprint’s Boost business. A portion of our solutions sales to Sprint/T-Mobile has historically included sales to Boost. In the event that Boost does not elect to continue using the solutions that we currently deliver to it, or our sales to the divested business materially decrease as compared with our sales to Boost pre-divestiture, our revenues and profitability may be materially and adversely affected.

If there are delays in the distribution of our products or if customer negotiations for our new products cannot occur on a timely basis, we may not be able to generate revenues sufficient to meet the needs of the business in the foreseeable future or at all.

Our growth depends in part on our customers’ ability and willingness to promote our services and attract and retain new end user customers or achieve other goals outside of our control.

We sell our wireless products for use on handheld devices primarily to our carrier, cable/MSO, and enterprise customers, who deploy our products for use by their end user customers. The success of our carrier, cable/MSO and enterprise customers, and their ability and willingness to market services to their end users that are supported by our products, is critical to our future success.  Our ability to generate revenues from sales of our software is also constrained by our carrier customers’ ability to attract and retain customers. We have no input into or influence upon their marketing efforts and sales and customer retention activities. If our large carrier customers fail to maintain or grow demand for their services, revenues or revenue growth from our products designed for use on mobile devices will decline and our results of operations will suffer.

If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.

Our future performance depends in significant part upon the continued service of our senior management and other key technical personnel. We do not have employment agreements with our key employees. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain, and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our products. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service, and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

Security and privacy breaches may harm our business.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information and materials is critical to our business. Any failures in our security and privacy measures, such as “hacking” of our systems by outsiders or the inadequate protection of pre-release mobile devices in our custody, could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers and mobile device manufacturer partners perceive that we are unable to protect, the security and privacy of information and materials in our care, our growth could be materially adversely affected and we could be subject to material liability. A security or privacy breach may:

•	cause our customers to lose confidence in our solutions;
•	cause our mobile device manufacturer partners to cease doing business with us;
•	harm our reputation;
•	expose us to material liability; and
•	increase our expense from potential remediation costs.

While we believe we use proven applications and have established adequate safeguards designed for facility security, data security and integrity to process electronic transactions, there can be no assurance that these applications and safeguards will be adequate to prevent a security breach or to address changing market conditions or the security and privacy concerns of existing and potential customers and device manufacturer partners. In addition, our customers and end users may use our products and services in a manner which violates security or data privacy laws in one or more jurisdictions. Any significant or high profile security breach, data privacy breach or violation of data privacy laws could result in the loss of business and reputation, litigation against us, liquidated and other damages, and regulatory investigations and penalties that could adversely affect our operating results and financial condition.

Interruptions or delays in service from data center hosting facilities could impair the delivery of our service and harm our business.

We currently serve our customers from data center hosting facilities. Any damage to, or failure of, such facilities generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their on-demand services, and adversely affect our renewal rates and our ability to attract new customers.

The success of our products depends upon effective operation with operating systems, devices, networks and standards that we do not control and on our continued relationships with mobile operating system providers and device manufacturers.

We are dependent on the interoperability of our products with popular operating systems, networks and standards that we do not control.  For example, we depend upon the interoperability of our mobile products with the Android and iOS mobile operating systems. Any changes, bugs or technical issues in such systems, or changes in our relationships with mobile operating system partners, handset manufacturers or mobile carriers, or in their terms of service or policies that degrade our products’ functionality, reduce or eliminate our ability to distribute our products, or give preferential treatment to competitive products could adversely affect the usage of our products.

We maintain relationships with mobile device manufacturers which provide us with insights into product development and emerging technologies. These insights allow us to keep abreast of, or to anticipate, market trends and help us to serve our current and prospective customers. Mobile device manufacturers are under no obligation to continue providing us with these valuable insights. If we are unable to maintain our existing relationships with mobile device manufacturers, if we fail to enter into relationships with additional mobile device manufacturers, or if mobile device manufacturers favor one of our competitors, our ability to provide products that meet our current and prospective customers’ needs could be compromised and our reputation and future revenue prospects could suffer. For example, if our software does not function well with a popular mobile device because we have not maintained a relationship with its manufacturer, carriers seeking to provide that device to their respective customers may choose an alternative solution. Even if we succeed in establishing and maintaining these relationships, they may not result in additional customers or revenues.

Our products may contain undetected software defects, which could negatively affect our revenues.

Our software products are complex and may contain undetected defects. If we discover software defects in our products we may experience delayed or lost revenues during the period it takes to correct these problems.  Defects, whether actual or perceived, could result in adverse publicity, loss of revenues, product returns, a delay in market acceptance of our products, loss of competitive position or claims against us by customers. Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations.

Risks Related to our Industry and Macroeconomic Conditions

We derive a significant portion of our revenues from only a few core vertical markets, and changes within these vertical markets, or failure to penetrate new markets, could adversely impact our revenues and operating results.

We derive a significant portion of our revenue from a few vertical markets, such as wireless carriers and cable operators.  In order to sustain and grow our business, we must continue to sell our software products in these vertical markets. Shifts in the dynamics of these vertical markets, such as new product introductions by our competitors, could materially harm our results of operations, financial condition and prospects. Increasing our sales outside our core vertical markets and into markets in which we do not have significant experience, for example to large enterprises, would require us to devote time and resources to hire and train sales employees familiar with those industries. Even if we are successful in hiring and training sales teams, customers in other vertical markets may not need or sufficiently value our current products or new product introductions.

Our results of operations and financial condition may be adversely affected by public health epidemics, including the ongoing COVID-19 global health pandemic.

On March 11, 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. The COVID-19 pandemic has significantly impacted economic activity and markets around the world. The circumstances relating to the pandemic are complex and evolving, with a broad number of governmental and commercial efforts to contain the spread of the virus globally. We have implemented a number of measures in an effort to protect our employees’ health and well-being, including having office employees work remotely, suspending employee travel, and withdrawing from certain industry events. The duration and extent of the impact of the coronavirus pandemic on our business, operations and financial results depends on factors that cannot be accurately predicted at this time, such as the ongoing transmission rate and mutation of the virus, emergence of new variants and strains with different characteristics, the extent and effectiveness of containment and mitigation actions, including distribution and effectiveness of vaccines, the impact on economic activity, including the possibility of recession or financial market instability, and the impact of these and other factors on our employees, customers, industry partners, and suppliers.

Many of our customers and suppliers have temporarily modified their business operations as a result of the coronavirus pandemic and related government restrictions. Our customers have experienced and may continue to experience decreased demand for the value-added products and services that we provide to them and may seek to terminate, suspend or delay existing or new initiatives involving our products and services. A decrease in demand for our products and services or the termination, suspension or delay of existing or new initiatives by our customers could materially adversely affect our business, financial condition, and results of operations. To the extent the pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks set forth herein.

In the event of illnesses to key employees or a significant portion of our workforce resulting from COVID-19, we may experience inefficiencies, delays, and/or disruptions in research and development activities and increased costs resulting from our efforts to mitigate the impact of COVID-19, all of which may adversely affect our business, operations and financial results.

Additionally, government intervention with respect to the pandemic, continued widespread growth in infections, travel restrictions, quarantines, or other business and industry closures as a result of the pandemic could, among other things, impact the ability of our employees and contractors to perform their duties, cause increased technology and security risk due to extended and company-wide telecommuting, lead to disruptions with our suppliers, hamper our ability to integrate recent technology acquisitions and cause disruption in our relationship with our customers or prospective customers.

Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our business, financial condition, and results of operations.

Our success depends on our ability to anticipate and adapt to changes in technology and industry standards, including changes in the Microsoft, Google, and Apple operating systems with which our products are designed to be compatible, and to changes in customer demands. The communications software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards, and short product life cycles. Any of these factors could render our existing products obsolete and unmarketable. New products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s mobile technology environment and the performance demanded by customers. If our target markets do not develop as we anticipate, if our products do not gain widespread acceptance in these markets, or if we are unable to develop new versions of our software products that can operate on future wireless networks and PC and mobile device operating systems and interoperate with relevant third party technology, our business, financial condition and results of operations could be materially and adversely affected.

Competition within our target markets is intense and includes numerous established competitors and new entrants, which could negatively affect our revenues and results of operations.

We operate in markets that are extremely competitive and subject to rapid changes in technology.  Because there are low barriers to entry into the software markets in which we participate and may participate in the future, we expect significant competition to continue from both established and emerging software companies, domestic and international.  In fact, our growth opportunities in new product markets could be limited to the extent established and emerging software companies enter or have entered those markets.

Many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical, and other resources than we do. As a result, they may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. Announcements of competing products by competitors could result in the cancellation of orders by customers in anticipation of the introduction of such new products.  In addition, some of our competitors are currently making complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at their own cost or even at a loss.  We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors.  Increased competition is likely to result in price reductions, fewer customer orders, reduced margins, and loss of market share.

Our business, financial condition and operating results could be adversely affected as a result of legal, business, and economic risks specific to international operations.

In recent years, our revenues derived from sales to customers outside the U.S. have not been material. Our revenues derived from such sales can vary from quarter to quarter and from year to year. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:

•	general political, social and economic instability;
•	trade restrictions;
•	the imposition of governmental controls;
•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws, including without limitation data privacy laws, such as the GDPR in Europe;
•	import and export license requirements and restrictions of the United States and any other country in which we operate;
•	unexpected changes in regulatory requirements;
•	foreign technical standards;
•	changes in tariffs;
•	difficulties in staffing and managing international operations;
•	difficulties in securing and servicing international customers;
•	difficulties in collecting receivables from foreign entities;
•	fluctuations in currency exchange rates and any imposition of currency exchange controls; and
•	potentially adverse tax consequences.

These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected.

Legal and Regulatory Risks

Evolving information security and data privacy laws and regulations may result in increased compliance costs, impediments to the development or performance of our offerings, and monetary or other penalties.

Because our solutions process customer data that may contain personally identifying information, we are subject to federal, state and foreign laws and regulations regarding the privacy and protection of such data. These laws and regulations address a range of issues, including data privacy, cybersecurity and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. The regulatory framework for data privacy and cybersecurity issues worldwide can vary substantially from jurisdiction to jurisdiction. New laws that have been recently enacted may require considerable resources to ensure timely and ongoing compliance. For example, the California Consumer Privacy Act of 2018 that came into effect in January of 2020 gives new data privacy rights to California residents and requires expenditure of considerable resources to establish the necessary internal infrastructure to allow for the monitoring and other compliance requirements, which may limit the use and adoption of our offerings.

Further, foreign privacy and data protection laws and regulations can be more restrictive than those in the United States. In the European Union (“EU”), the General Data Protection Regulation (“GDPR includes operational and governance requirements for companies that collect or process personal data of residents of the European Union, and provides for significant penalties for non-compliance. The costs of compliance with, and other burdens imposed by, these laws and regulations may become substantial and may limit the use and adoption of our offerings, require us to change our business practices, impede the performance and development of our solutions, or lead to significant fines, penalties or liabilities for noncompliance with such laws or regulations.

Regulations affecting our customers and us and future regulations, to which they or we may become subject to, may harm our business.

Certain of our customers in the communications industry are subject to regulation by the Federal Communications Commission, which could have an indirect effect on our business. In addition, the U.S. telecommunications industry has been subject to continuing deregulation since 1984. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect regulation or deregulation may have on demand for our products from customers in the communications industry. Demand for our products may be indirectly affected by regulations imposed upon potential users of those products, which may increase our costs and expenses.

We may be unable to adequately protect our intellectual property and other proprietary rights, and we may be subject to claims for intellectual property infringement, which could negatively impact our business and financial results.

Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secrets, nondisclosure agreements, patents, and copyright and trademark law. We currently own U.S. trademark registrations for certain of our trademarks and U.S. patents for certain of our technologies. However, these measures afford us only limited protection. For our mobile applications that are distributed by our carrier customers to their end  users, we rely on our carrier customers to establish binding end user terms. It is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.  In addition, we sometimes include open source software in our products. As a result of our use of open source in our products, we may license or be required to license or disclose code and/or innovations that turn out to be material to our business and may also be exposed to increased litigation risk. If the protection of our proprietary rights is inadequate to prevent independent development, unauthorized use or appropriation by third parties, the value of our brands and other intangible assets may be diminished and competitors may be able to more effectively mimic our products, services, and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the conduct of our business, including the functionality of our products, increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Additionally, our customer agreements require that we indemnify our customers for infringement claims made by third parties involving our intellectual property, including our software code, embedded in their products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays, result in our sales being enjoined, or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. An injunction or unfavorable royalty or licensing agreements could seriously impair our ability to market our products and have an adverse effect on our business and financial results.

If we fail to meet the requirements for continued listing on the NASDAQ Stock Market, our common stock could be delisted from trading on NASDAQ, which would likely reduce the liquidity of our common stock and could cause our trading price to decline.

Our common stock is currently listed for quotation on the NASDAQ Stock Market. We are required to meet specified financial requirements in order to maintain our listing on NASDAQ. If we fail to satisfy NASDAQ’s continued listing requirements, our common stock could be delisted from NASDAQ and our common stock would instead trade on the OTC Market.  Any potential delisting of our common stock from NASDAQ would likely result in decreased liquidity and increased volatility of our common stock, and would likely cause our trading price to decline.

Financial, Investment and Indebtedness Risks

We may raise additional capital through the issuance of equity or convertible debt securities or by borrowing money in order to meet our capital needs. Additional funds to allow us to meet our capital needs may not be available on terms acceptable to us or at all.

We believe that our cash and the cash we expect to generate from operations will be sufficient to meet our capital needs for the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our future activities. We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets.

It is possible that our future capital requirements may vary materially from those currently anticipated. The amount of capital that we will need in the future will depend on many factors, including but not limited to:

•	the market acceptance of our products;
•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;
•	our business, product, capital expenditure, and research and development plans and product and technology roadmaps;
•	the levels of working capital that we maintain;
•	capital improvements to new and existing facilities;
•	technological advances;
•	our competitors’ response to our products; and
•	our relationships with suppliers and customers.

In addition, we may raise additional capital to accommodate planned growth, hiring, and infrastructure needs or to consummate acquisitions of other businesses, products or technologies.

The Company has a history of net losses, may incur substantial net losses in the future, and may not maintain profitability.

We have undertaken recent efforts to align expenses with our current and projected revenue. However, if we do not achieve certain revenue targets, we may need to undertake further restructurings, we may incur additional operating losses, and we may not be able to maintain profitability.

If we are unable to meet our obligations as they become due over the next twelve months, the Company may not be able to continue as a going concern.

We believe that we will be able to meet our financial obligations as they become due over the next twelve months, primarily based on our current working capital levels, our current financial projections, and our ability to secure short-term loans and raise capital when necessary.

Our ability to continue as a going concern is substantially dependent upon multiple factors, which primarily include those factors set forth above. If our financial performance and cash flow position the Company unfavorably compared to our internal plans and projections, we may need to consider additional actions to mitigate conditions or events that would raise substantial doubt about our ability to continue as a going concern, including the following:

•	Raising additional capital through short-term loans.
•	Implementing additional restructuring and cost reductions.
•	Raising additional capital through a private placement or other transaction.
•	Disposing of or discontinuing one or more product lines.
•	Selling or licensing intellectual property.

Should our going concern assumption not be appropriate or should we become unable to continue in the normal course of operations, adjustments would be required to the amounts and classifications of assets and liabilities within our consolidated financial statements, and these adjustments could be significant. Our consolidated financial statements do not reflect the adjustments or reclassifications of assets and liabilities that would be necessary if we were to become unable to continue as a going concern.

Our operating income or loss may continue to change due to shifts in our sales mix and variability in our operating expenses.

Our operating income or loss can change quarter to quarter and year to year due to a change in our sales mix and the timing of our continued investments in research and development and infrastructure. We continue to invest in research and development, which is the lifeline of our technology portfolio.  The timing of these additional expenses can vary significantly quarter to quarter and even from year to year.

Other General Risks

Our acquisitions of companies or technologies may disrupt our business and divert management attention and cause our other operations to suffer.

We have historically made targeted acquisitions of businesses or product lines with technology important to our business strategy and expect to continue to do so in the future. Most recently, we acquired the Family Safety Mobile business of Avast, the operator business from Circle Media Labs Inc. and prior to that our smart retail business, known as ViewSpot. As part of any acquisition, we are required to assimilate the operations, products, and, where applicable, personnel of the acquired businesses and train, retain, and motivate key personnel needed for the successful integration of the acquired business. We may not be able to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Additionally, as we integrate any newly acquired business into our existing operations, process changes may result in unanticipated or unintended delays in sales of acquired products or services, which could adversely affect our relationships with customers of the acquired business and result in lower revenues from the acquired business than anticipated. Acquisitions may cause disruptions in our operations and divert management’s attention from our Company’s day-to-day operations, which could impair our relationships with our existing employees, customers, and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.

We may also have to incur debt or issue equity securities in order to finance future acquisitions. Our financial condition could be harmed to the extent we incur substantial debt or use significant amounts of our cash resources in acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs, write offs, amortization expenses, and charges related to acquired intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products, or technologies within existing operations, we may not receive the intended benefits of such acquisitions.

We rely directly and indirectly on third-party intellectual property and licenses, which may not be available on commercially reasonable terms or at all.

Many of the Company’s products and services include third-party intellectual property, which require licenses directly to us or to unrelated companies that provide us with sublicenses and/or execution of services for the operation of our business.  The Company has historically been able to obtain such licenses or sublicenses on reasonable terms.  There is, however, no assurance that the necessary licenses could be obtained on acceptable terms, or at all, in the future. If the Company or our third-party service providers are unable to obtain or renew critical licenses on reasonable terms, we may be forced to terminate or curtail our products and services which rely on such intellectual property, and our financial condition and operating results may be materially adversely affected.

Our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall.

Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	the gain or loss of a key customer;
•	the size and timing of orders from and shipments to our major customers;
•	our ability to maintain or increase gross margins;
•	variations in our sales channels or the mix of our product sales;

•	our ability to anticipate market needs and to identify, develop, complete, introduce, market and produce new products and technologies in a timely manner to address those needs;
•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;
•	acquisitions;
•	the effect of new and emerging technologies;
•	the timing of acceptance of new mobile services by users of our customers’ services;
•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and
•	general economic and market conditions.

We have difficulty predicting the volume and timing of orders. In any given quarter, our sales may involve large financial commitments from a relatively small number of customers. As a result, the cancellation or deferral of even a small number of orders could materially impact our revenues, which would adversely affect our quarterly financial performance. Also, we have often recorded a large amount of our sales in the last month of the quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Future orders may come from new customers or from existing customers for new products.  The sales cycles may be greater than what we have experienced in the past, increasing the difficulty to predict quarterly revenues.

Because we sell primarily to large carriers, cable/MSOs and OEM customers, we have no direct relationship with most end users of our products.  This indirect relationship delays feedback and blurs signals of change in the quick-to-evolve wireless ecosystem, and is one of the reasons we have difficulty predicting demand.

A large portion of our operating expenses, including rent, depreciation and amortization, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition and results of operations would be materially and adversely affected.

Due to all of the foregoing factors, and the other risks discussed or incorporated by reference into this prospectus, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholder. We have not declared or paid any dividends on our common stock and do not currently expect to do so in the near future.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those previously issued to the selling stockholder. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of shares of common stock issued pursuant to the Purchase Agreement, as otherwise contemplated in the Purchase Agreement, or as otherwise noted in footnotes to the table below, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock, as of June 22, 2021.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

s

In accordance with the terms of a registration rights agreement with the selling stockholder, this prospectus generally covers the resale of the sum of the number of shares of common stock issued to the selling stockholder under the Purchase Agreement. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

The selling stockholder is not a broker dealer or an affiliate of a broker dealer.

The selling stockholder may sell all, some or none of their shares in this offering.

Name of Selling Stockholder(1)	Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold(2)	Common Stock Beneficially Owned After Offering(2)	Beneficial Ownership Prior to Offering(2)
AVG Technologies USA, LLC	1,460,131	1,460,131	0	2.73%

_______________

(1)

This table and the information in the notes below are based upon information supplied by the selling stockholder and upon 53,490,121 shares of common stock outstanding as of June 22, 2021.  Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)

The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our common stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations or similar events with respect to the common stock.

PLAN OF DISTRIBUTION

The selling stockholder (the “Selling Stockholder”) of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker‑dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholder may arrange for other brokers‑dealers to participate in sales.  Broker‑dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus continually effective as to the securities covered hereby until the date that all securities covered by this registration statement (i) have been sold, thereunder, pursuant to Rule 144 or pursuant to another registration statement, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Buchanan Ingersoll & Rooney PC, Pittsburgh, Pennsylvania.

EXPERTS

The consolidated financial statements of Smith Micro Software, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, incorporated in this prospectus by reference from the Smith Micro Software, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The audited abbreviated financial statements of the Avast Family Safety Mobile Business as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 and the related notes thereto, incorporated in this prospectus supplement by reference from the Smith Micro Software, Inc. Current Report on Form 8-K/A filed March 9, 2021, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 5800 Corporate Drive, Pittsburgh PA 15237. Our telephone number is (412) 837-5300.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 8, 2021;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 12, 2021;
•	Current Reports on Form 8-K (or Form 8-K/A) filed on March 8, 2021, March 9, 2021, March 15, 2021, April 19, 2021 and June 9, 2021;
•	Definitive Proxy Statement on Schedule 14A filed on April 28, 2021; and
•	The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

1,460,131 Shares of Common Stock

PROSPECTUS

, 2021

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by Smith Micro Software, Inc. (“Smith Micro” or the “Registrant”) in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$822
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Miscellaneous	2,000
Total	$17,822

Item 15.	Indemnification of Officers and Directors.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

In addition, the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, knowing violations of law, and actions leading to improper personal benefit to the director. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant maintains directors’ and officers’ liability insurance. In addition, the Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description of Document

2.1

Membership Interest and Asset Purchase Agreement by and among Smith Micro, Avast and certain subsidiaries of Avast, dated March 8, 2021 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K/A on March 9, 2021)

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement No. 33-95096) (P)

3.1.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated July 11, 2000 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2000, filed on August 14, 2000)

3.1.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation dated August 17, 2005 (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005, filed on March 31, 2006)

3.1.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated June 21, 2012 (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 27, 2012)

3.1.4

Certificate of Elimination of Series A Junior Participating Preferred Stock dated October 16, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015)

3.1.5

Certificate of Designation of Series A Participating Preferred Stock dated October 16, 2015 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015)

3.1.6

Certificate of Amendment to Amended and Restated Certificate of Incorporation dated August 15, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 17, 2016)

3.1.7

Certificate of Designation of Preferences, Rights and Limitations of Series B 10% Convertible Preferred Stock, dated September 29, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2017)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement No. 33-95096) (P)

3.2.1	Certificate of Amendment of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on October 31, 2007)

4.1	Specimen certificate representing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 33-95096) (P)

5.1	Opinion of Buchanan Ingersoll & Rooney PC

23.1	Consent of SingerLewak LLP

23.2	Consent of SingerLewak LLP

23.3	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

(P) Paper filing exhibit

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 25th day of June, 2021.

SMITH MICRO SOFTWARE, INC.

By:	/s/ Timothy C. Huffmyer
Name:	Timothy C. Huffmyer
Title:	Vice President and Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Timothy C. Huffmyer, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ William W. Smith, Jr. William W. Smith, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	June 25, 2021

/s/ Timothy C. Huffmyer Timothy C. Huffmyer	Chief Financial Officer (principal financial and accounting officer)	June 25, 2021

/s/ Thomas G. Campbell Thomas G. Campbell	Director	June 25, 2021

/s/ Gregory J. Szabo Gregory J. Szabo	Director	June 25, 2021

/s/ Samuel Gulko Samuel Gulko	Director	June 25, 2021

/s/ Andrew Arno Andrew Arno	Director	June 25, 2021

/s/ Steven L. Elfman Steven L. Elfman	Director	June 25, 2021